Exhibit 10.32

AMENDMENT OF
ANGELICA CORPORATION
EMPLOYMENT AGREEMENT

John Olbrych

This Amendment of the Angelica Corporation Employment Agreement with John Olbrych (the “Agreement”) has been entered into this 17th day of December, 2007, by and between Angelica Corporation, a Missouri corporation (the “Company”), and John Olbrych, an individual (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain agreement dated as of November 27, 2006, regarding the employment relationship between the Company and the Executive (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Original Agreement as of the date hereof to conform to the provisions of the regulations under Section 409A of the Internal Revenue Code;

NOW THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive hereby amend the Original Agreement as follows:

1.           Section 1.1(g) is amended to read in its entirety as follows:

1.1(g) “Date of Termination” has the meaning set forth in Section 3.6 of this Agreement.  In all cases, a “Date of Termination” shall only occur upon separation from service from the Company and all of its affiliates, as defined in Treasury regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, separation from the 50% controlled group that includes the Company).

2.           Section 2.3(g) is amended to add the following sentence to the end of said Section:

Expense reimbursements described in this Section 2.3(g) will be made no later than the end of the calendar year following the calendar year in which the expenses are incurred.

3.           Section 2.3(h) is amended to read in its entirety as follows:

2.3(h) [This section intentionally left blank.]

4.           Section 2.3(i) is amended to read in its entirety as follows:

2.3(i) [This section intentionally left blank.]

5.           Section 2.3(j) is amended to add the following sentence to the end of said Section:

Expense reimbursements described in this Section 2.3(j) will be made no later than the end of the calendar year following the calendar year in which the expenses are incurred.

6.           Section 3.4 is amended to read in its entirety as follows:

3.4 Good Reason.  The Executive may terminate his employment with the Company during the Employment Period for “Good Reason,” which shall mean the occurrence of one or more of the following without the consent of the Executive, provided such termination occurs after the required notice and cure period provided below:

3.4(a) a material reduction in the Executive’s Annual Base Salary;

3.4(b) a material reduction in the Executive’s authority, duties or responsibilities;

3.4(c) a material reduction in the budget over which the Executive retains authority;

3.4(d) a material change in the geographic location at which the Executive must perform the services under this Agreement;

3.4(e) any other action or inaction that constitutes a material breach by the Company of this Agreement.

Any termination of the Executive’s employment based upon a good faith determination of “Good Reason” made by the Executive shall be subject to delivery of a notice of the Good Reason by the Executive to the Company in the manner prescribed in Section 3.7 within ninety (90) days of the first occurrence of an event that would constitute Good Reason and subject further to the ability of the Company to remedy the condition within thirty (30) days of receipt such notice.

7.           Section 3.8 is amended to read in its entirety as follows:

3.8 Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date of receipt by the Executive of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive’s employment is voluntarily terminated by the Executive for other than Good Reason, the Date of Termination shall be a dated specified in the Notice of Termination, with such specified date being not less than then (10) days after the receipt by the Company of the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination which date shall not be more than two (2) years after the initial occurrence of the Good Reason event specified in Section 3.4 or less than thirty (30) days after the receipt of such notice; or (v) if the Executive’s employment is terminated by the Company other than for Cause, death or disability, the Date of Termination shall be the date of receipt by the Executive of the Notice of Termination.

8.           Sections 4.1(a) is amended to read in its entirety as follows:

4.1(a) Accrued Obligations. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the sum of (1) the Executive’s accrued salary through the Date of Termination, and (2) any accrued vacation pay; in each case to the extent not previously paid (the “Accrued Obligations”).  In addition, Executive shall be entitled to the benefits, if any, under any benefit plan, program or arrangement in which the Executive is a participant, in the time and manner provided under the applicable plan, program or arrangement.

9.           Section 4.1(b) is amended to read in its entirety as follows:

4.1(b) Annual Base Salary.  The Executive shall be entitled to receive an amount equal to the Annual Base Salary, payable as and when described below.  This amount (the “Separation Payment”) will be paid over a one (1) year time period in the same equal monthly, semi monthly or bi-weekly installments at which the Executive had been paid at the time employment terminated.

10.         Section 4.1(c) is amended to read in its entirety as follows:

4.1(c)  Medical and Health Benefit Continuation.  With respect to the twelve (12) month period immediately following the Date of Termination, the Company shall reimburse the Executive, on a monthly basis, for that portion of the cost incurred by the Executive to continue the Executive’s then existing coverage under the Company’s group health insurance plan after the Date of Termination equal to the portion paid for by the Company for such coverage immediately prior to the Date of Termination, provided the Executive timely elects COBRA continuation coverage; provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, program, practice or policy then the medical or health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

11.         Section 4.1(d) is amended to read in its entirety as follows:

4.1(d) Other Benefits.  To the extent not previously paid or provided, the Company shall timely pay or provide to Executive and/or Executive’s family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program or policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families (“Other Benefits”), in the time and manner provided under the applicable plan, program or policy or practice contract or arrangement, provided, however that to the extent necessary to avoid the tax consequences of Section 409A of the Code, any such payments may be delayed until the first business day following the six (6) month anniversary of the Date of Termination.

12.         Section 4.6 is amended to add the following sentence to the end of said Section:

Any such payment shall be made not later than the end of the calendar year following the calendar year in which the Executive incurred such expense.

13.         Section 4.7 is amended to read in its entirety as follows:

4.7 Resolution of Disputes.  If there shall be any dispute between the Company and the Executive (i) as to whether any termination of the Executive’s employment was for Cause, or (ii) as to whether any termination of the Executive’s employment for Good Reason was made in good faith, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 as though such termination was without Cause or for Good Reason, as the case may be; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 4.7 except upon receipt, within sixty (60) days of the date such dispute arises, of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

14.         A new Section 4.8 is added to the Agreement as follows:

4.8 Specified Employee Six Month Deferral.  Notwithstanding anything to the contrary in this Section 4, if the Executive is a “Specified

Employee” on the Date of Termination, the Executive may not receive a payment of “nonqualified deferred compensation” for which the “payment event” is “separation from service,” as defined in Code Section 409A and the regulations thereunder, until at least six (6) months after a Date of Termination.  Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

A “Specified Employee” means a specified employee as defined in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $140,000 per year, as indexed for inflation, who are among the fifty (50) highest paid employees).

IN WITNESS WHEREOF, the Executive and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

/s/ John S. Olbrych
JOHN OLBRYCH

“Company”

ANGELICA CORPORATION

By /s/ Stephen M. O’Hara
Name: Stephen M. O’Hara
Title: CEO